Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Marty Ketelaar, Vice President,
Investor Relations
(515) 362-3693
AmerUs Group Reports Record Third Quarter
Operating Income of $48.6 Million; $1.14 Per Share
          DES MOINES, Iowa (October 24, 2005)—AmerUs Group Co. (NYSE: AMH), a leading producer of life insurance and annuity products, today reported third quarter 2005 results. Highlights for the quarter include:
•	Record adjusted net operating income of $48.6 million, or $1.14 per diluted share[1]

•	Net income of $38.6 million, or $0.91 per diluted share

•	Book value of $39.51 per share[4]

•	Life insurance product sales[2] of $30 million

•	Fixed annuity product sales[2] of $686 million
     Commenting on the company’s third quarter results, chairman and chief executive officer Roger K. Brooks said, “This quarter’s results once again reflect our strategic focus, strong distribution management, investment management skill and risk management expertise. Our products offer excellent value to our customers and profitable results for our shareholders.”

     Quarterly net income was $38.6 million or $0.91 per diluted share compared to $42.9 million or $1.04 per diluted share a year ago. Quarterly adjusted net operating income increased 15 percent to $48.6 million or $1.14 per diluted share compared to $42.3 million or $1.03 per diluted share a year ago.
     On a year-to-date basis, AmerUs Group’s reported net income grew nearly nine percent to $135.7 million, or $3.17 per diluted share, compared to $124.8 million or $3.06 per diluted share a year ago. Adjusted net operating income for the same period grew 15 percent to $142.3 million, or $3.33 per diluted share, compared to $124.2 million, or $3.04 per diluted share a year ago.
Protection Product Sales2 and Results
     Pre-tax operating income for the protection segment increased 18 percent to $40.3 million compared to $34.0 million in the third quarter of 2004. The increase was primarily attributable to the growing block of indexed life business and increased product margins.
     Year-to-date, pre-tax operating income increased 23 percent to $125.6 million compared to $102.0 million in 2004.
     Third quarter fixed life sales were $29.6 million, compared to $28.4 million in the third quarter of 2004. Year-to-date sales of indexed life products, driven by consumer demand, increased to $66.1 million, or 76 percent, of total fixed life sales, compared to $54.0 million, or 58 percent, in 2004. Total fixed life sales for this period declined from $93.7 million a year ago to $86.7 million.
     AmerUs Group is the leading producer of indexed life insurance and has held this position for 17 consecutive quarters. For the year, AmerUs Group expects total fixed life sales of $115-$120 million.

Accumulation Product Sales2 and Results
     Pre-tax operating income for the accumulation segment increased 15 percent to $47.9 million during the third quarter of 2005 compared to $41.6 million a year ago. The increase was due to the continued shift in business mix from traditional fixed annuities to higher margin indexed annuity products and more assets under management.
     Year-to-date, pre-tax operating income increased more than 11 percent to $130.4 million compared to $116.9 million for the first nine months of 2004.
     Sales of fixed annuity products for the quarter totaled $686 million, compared with $427 million in the third quarter of 2004. Indexed annuity products, driven by increased consumer demand, comprised 92 percent of third quarter sales compared to 84 percent a year ago. AmerUs Group has remained one of the top five producers of indexed annuity products in the United States for 17 consecutive quarters.
     Year-to-date, fixed annuity sales were $1.97 billion compared to $1.23 billion during the first nine months of 2004. The company plans to generate total fixed annuity sales of $2.6 billion to $2.7 billion in 2005, with indexed products representing approximately 90 percent of those sales.
Net Investment Income
     Net investment income was $279 million in the third quarter of 2005 compared to $262 million in the third quarter of 2004. Growth in invested assets and higher yields on investments contributed to the increase. The weighted average book yield was 5.69 percent at September 30, 2005.

Earnings Guidance3
     “Our business fundamentals remain sound and our operations continue to perform as expected. For the year, we expect to deliver operating earnings solidly in the middle of our guidance range of $4.45 to $4.57 per share,” said Brooks.
Corporate Actions
     During the third quarter, the company completed the following corporate actions:
•	Issued $300 million of senior notes with an interest rate of 5.95%;

•	Converted $185 million of Optionally Convertible Equity-Linked Accreting Notes (OCEANs) into cash and stock;

•	Issued $150 million of perpetual preferred stock with a coupon payment of 7.25%, and;

•	Repurchased 2.23 million shares of common stock through an accelerated stock repurchase program.
Webcast, Conference Call, Audio Replay and Additional Financial Information
     Interested parties may listen to a webcast or conference call with AmerUs Group’s management discussing third quarter 2005 results. The webcast may be accessed through AmerUs Group’s website at www.amerus.com under the “For Investors” section of the home page. The conference call may be accessed by calling (toll free) 888-469-0487 (international 773-756-0455) at 10 a.m. EDT on Tuesday, October 25, 2005. The pass code for the call is ‘AmerUs’. An audio replay of AmerUs Group’s call will be available at 12 p.m. EDT, October 25, 2005, through November 1, 2005. The replay can be accessed by dialing 866-469-4181 (international 203-369-1389).

     Further detailed financial information, including operating segment income, investment composition, operating expenses and product distribution by channel, can be found in AmerUs Group’s Financial Supplement, which is available by accessing the company’s web site at www.amerus.com or by contacting the company’s investor relations department.
Caution Regarding Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Additionally, forward-looking statements are subject to assumptions, risks and uncertainties. Statements such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “target,” “may,” “should,” “estimate,” “projects,” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward-looking statements can be found in the company’s 10-K, filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and AmerUs Group undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

     AmerUs Group Co. is located in Des Moines, Iowa, and is engaged through its subsidiaries in the business of marketing individual life insurance and annuity products in the United States. Its major subsidiaries include: AmerUs Life Insurance Company, American Investors Life Insurance Company, Inc., Bankers Life Insurance Company of New York and Indianapolis Life Insurance Company.
     As of September 30, 2005, AmerUs Group’s total assets were $24.5 billion and shareholders’ equity totaled $1.7 billion, including accumulated other comprehensive income.

[1]	The company views adjusted net operating income, a non-GAAP financial measure, as an important indicator of financial performance. When presented with net income, the combined presentation can enhance an investor’s understanding of AmerUs Group’s underlying profitability and normalized results from operations. The definition of adjusted net operating income, as presented in this press release, excludes items such as: open block realized gains and losses, deferred policy acquisition costs associated with open block realized gains and losses, non-insurance operations, the impact of SFAS 133, the release of income tax provisions, discontinued operations, litigation, the early extinguishment of debt and the cumulative effect of change in accounting. Non-GAAP measures are also used for goal setting, determining employee and management compensation and evaluating our performance on a comparable basis to that used by security analysts. A reconciliation of net income to adjusted net operating income has been included as part of this press release.

[2]	Sales for an insurance company are a performance measure. Sales are presented in accordance with industry practice and represent the amount of new business sold during the period. We believe sales are a measure of the productivity of our distribution networks. Sales are also a leading indicator of future revenue trends.

[3]	Adjusted net operating income per share is a non-GAAP financial measure. Due to the unpredictability of the timing and recognition of gains and losses, especially items such as credit impairments, trading gains and losses, FAS 133 adjustments as well as the unpredictable nature of certain other items that management believes are not indicative of ongoing operational performance, guidance on GAAP net income cannot readily be estimated. Accordingly, the company is unable to provide guidance with respect to, or a reconciliation of guidance on, adjusted net operating income per share to GAAP net income per share.

[4]	Book value per share excluding accumulated other comprehensive income (AOCI) is a non-GAAP financial measure used by the company for the purposes described in footnote 1 above. The most directly comparable GAAP measure is GAAP book value per share, which includes AOCI. A reconciliation to GAAP book value per share has been included as a part of this press release.

AMERUS GROUP CO.
ADJUSTED NET OPERATING INCOME
($ in thousands, except share data)
Adjusted net operating income reflects net income adjusted to eliminate certain items, such as open block realized/unrealized gains and losses; DAC and VOBA associated with the open block realized/unrealized gains and losses; non-insurance operations; derivative related market value adjustments; litigation; the release of income tax provisions; discontinued operations; early extinguishment of debt; and the cumulative effect of change in accounting. Adjusted net operating income shown below does not constitute our net income computed in accordance with GAAP. The adjustments are presented net of income taxes.

	For The Three Months Ended		For The Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net Income available to common stockholders	$38,619	$42,862	$135,674	$124,767

Realized/unrealized (gains) losses on open block assets(A)	7,161	(2,198)	8,049	19,934

Net amortization of DAC and VOBA due to open block gains or losses (B)	(773)	(208)	(652)	681

Net effect of derivative related market value adjustments (C)	(13,895)	5,483	1,180	4,861

Other (income) loss from non-insurance operations (D)	(96)	14	123	(682)

Litigation, net (E)	6,428	—	6,428	—

Income tax items (F)	(312)	(3,678)	(19,995)	(21,969)

Income from discontinued operations (G)	—	—	—	(3,899)

Early extinguishment of debt (H)	11,449	—	11,449	—

Cumulative effect of change in accounting (I)	—	—	—	510

Adjusted Net Operating Income available to common stockholders	$48,581	$42,275	$142,256	$124,203

Adjusted Net Operating Income available to common stockholders per common share:
Basic	$1.26	$1.08	$3.64	$3.16

Diluted	$1.14	$1.03	$3.33	$3.04

Weighted average common shares outstanding:
Basic	38,488,294	39,237,840	39,102,190	39,307,268

Diluted	42,525,870	41,053,772	42,743,043	40,844,713

AMERUS GROUP CO.
NOTES TO ADJUSTED NET OPERATING INCOME

(A)	Represents total open block realized/unrealized gains or losses on assets. Open block gains or losses may vary widely between periods. Such amounts are determined by management’s timing of individual transactions or current market conditions and do not necessarily correspond to the underlying operating trends. The three months ended September 30, 2005, include a $6.3 million loss on the restructuring of the Company’s 34% joint venture interest in AMAL Corporation. The nine months ended September 30, 2004, include a $7.9 million loss in the first quarter of 2004 on the Indianapolis Life office building, which was an asset classified as held for sale and carried at fair value, and a $0.2 million gain when the building was sold in August of 2004.

(B)	Represents amortization of deferred acquisition costs (DAC) and value of business acquired (VOBA) on the open block realized/unrealized gains and losses that are included in our product margins.

(C)	Represents the net effect of derivative related market value adjustments. The accounting entries consist of cash flow hedge amortization; market value adjustments on trading securities, derivatives, and indexed contracts; and the associated change in amortization of DAC and VOBA resulting from such adjustments.

(D)	Represents the net income from our property operations which are not part of our insurance operations.

(E)	Represents a charge taken in connection with pending litigation and results primarily from the proposed California litigation settlement.

(F)	Represents a reduction in the income tax accrual for the release of provisions originally established for potential tax adjustments which have been settled or eliminated and changes in deferred income tax valuation allowances.

(G)	Represents the net income from our discontinued operations.

(H)	Represents expenses associated with the early extinguishment of the OCEANs debt instrument.

(I)	Represents the cumulative effect of change in accounting, net of income taxes, as of January 1, 2004, resulting from the Company’s adoption of SOP 03-1.

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except share data)

	For The Three Months Ended September 30,		For The Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues:
Insurance premiums	$54,603	$64,582	$178,150	$199,110
Product charges	64,939	61,455	178,610	165,301
Net investment income	278,641	261,988	824,392	770,174
Realized/unrealized capital gains (losses)	23,362	2,513	(19,316)	(42,122)
Other income	11,487	11,458	35,272	35,364

	433,032	401,996	1,197,108	1,127,827

Benefits and expenses:
Policyowner benefits	211,211	225,572	624,997	632,351
Underwriting, acquisition and other expenses	40,854	39,918	119,881	111,461
Litigation, net	9,380	—	9,380	—
Amortization of deferred policy acquisition costs and value of business acquired	58,714	45,272	146,515	151,461
Dividends to policyowners	18,770	24,538	70,637	60,958

	338,929	335,300	971,410	956,231

Income from continuing operations	94,103	66,696	225,698	171,596

Interest expense	7,725	7,810	23,696	24,144
Early extinguishment of debt	19,082	—	19,082	—

Income before income tax expense	67,296	58,886	182,920	147,452

Income tax expense	28,677	16,024	47,246	26,074

Net income from continuing operations	38,619	42,862	135,674	121,378

Income from discontinued operations, net of tax	—	—	—	3,899

Net income before cumulative effect of change in accounting	38,619	42,862	135,674	125,277

Cumulative effect of change in accounting, net of tax	—	—	—	(510)

Net income	38,619	42,862	135,674	124,767

Dividends on preferred stock	—	—	—	—

Net income available to common stockholders	$38,619	$42,862	$135,674	$124,767

Net income from continuing operations available to common stockholders per common share:
Basic	$1.00	$1.09	$3.47	$3.09

Diluted	$0.91	$1.04	$3.17	$2.97

Net income available to common stockholders per common share:
Basic	$1.00	$1.09	$3.47	$3.17

Diluted	$0.91	$1.04	$3.17	$3.06

Weighted average common shares outstanding:
Basic	38,488,294	39,237,840	39,102,190	39,307,268

Diluted	42,525,870	41,053,772	42,743,043	40,844,713

AMERUS GROUP CO.
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	September 30,	December 31,
Assets	2005	2004

Investments:
Securities available-for-sale at fair value:
Fixed maturity securities	$16,639,269	$15,646,653
Equity securities	77,658	77,024
Short-term investments	—	2,979
Securities held for trading purposes:
Fixed maturity securities	1,464,793	1,718,125
Equity securities	33	15,468
Mortgage loans	968,604	865,733
Policy loans	483,115	486,071
Other investments	323,975	374,240

Total investments	19,957,447	19,186,293

Cash and cash equivalents	588,810	478,441
Accrued investment income	234,754	222,294
Premiums, fees and other receivables	41,128	39,688
Income taxes receivable	16,201	—
Reinsurance receivables	683,439	666,493
Deferred policy acquisition costs	1,617,995	1,248,009
Deferred sales inducements	226,653	137,538
Value of business acquired	357,394	374,792
Goodwill	228,869	226,291
Property and equipment	44,448	46,114
Other assets	304,088	296,409
Separate account assets	225,911	248,507

Total assets	$24,527,137	$23,170,869

AMERUS GROUP CO.
CONSOLIDATED BALANCE SHEETS
($ in thousands)

	September 30,	December 31,
Liabilities and Stockholders’ Equity	2005	2004

Liabilities:
Policy reserves and policyowner funds:
Future life and annuity policy benefits	$19,134,316	$17,923,329
Policyowner funds	1,474,519	1,419,762

	20,608,835	19,343,091

Accrued expenses and other liabilities	999,399	837,514
Dividends payable to policyowners	296,237	322,037
Policy and contract claims	63,500	70,465
Income taxes payable	—	9,299
Deferred income taxes	78,847	145,332
Notes payable	556,509	571,155
Separate account liabilities	225,911	248,507

Total liabilities	22,829,238	21,547,400

Stockholders’ equity:
Preferred Stock, no par value, 20,000,000 shares authorized, 6,000,000 shares issued and outstanding in 2005	145,310	—
Common Stock, no par value, 230,000,000 shares authorized; 46,650,037 shares issued and 38,651,463 shares outstanding in 2005 44,225,902 shares issued and 39,400,663 shares outstanding in 2004	46,650	44,226
Additional paid-in capital — common stock	1,229,181	1,198,379
Accumulated other comprehensive income	25,629	114,670
Unearned compensation	(2,089)	(1,238)
Retained earnings	567,585	431,911
Treasury stock, at cost (7,998,574 shares in 2005 and 4,825,239 shares in 2004)	(314,367)	(164,479)

Total stockholders’ equity	1,697,899	1,623,469

Total liabilities and stockholders’ equity	$24,527,137	$23,170,869

AMERUS GROUP CO.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Nine Months Ended September 30, 2005 and the Year Ended December 31, 2004
($ in thousands)

			Additional	Accumulated
			Paid-In	Other				Total
	Preferred	Common	Capital	Comprehensive	Unearned	Retained	Treasury	Stockholders’
	Stock	Stock	Common Stock	Income (Loss)	Compensation	Earnings	Stock	Equity
Balance at December 31, 2003	$—	$43,836	$1,184,237	$84,519	$(1,361)	$255,006	$(156,426)	$1,409,811

2004:
Net income	—	—	—	—	—	192,642	—	192,642
Net unrealized gain (loss) on securities	—	—	—	33,959	—	—	—	33,959
Net unrealized gain (loss) on derivatives designated as cash flow hedges	—	—	—	420	—	—	—	420
Stock issued under various incentive plans, net of forfeitures	—	390	14,142	—	123	—	1,100	15,755
Purchase of treasury stock	—	—	—	—	—	—	(9,153)	(9,153)
Dividends declared on common stock	—	—	—	—	—	(15,737)	—	(15,737)
Minimum pension liability adjustment	—	—	—	(4,228)	—	—	—	(4,228)

Balance at December 31, 2004	—	44,226	1,198,379	114,670	(1,238)	431,911	(164,479)	1,623,469

2005:
Net income	—	—	—	—	—	135,674	—	135,674
Net unrealized gain (loss) on securities	—	—	—	(88,629)	—	—	—	(88,629)
Net unrealized gain (loss) on derivatives designated as cash flow hedges	—	—	—	(412)	—	—	—	(412)
Issuance of preferred stock	145,310	—	—	—	—	—	—	145,310
Conversion of OCEANs	—	1,675	9,069	—	—	—	—	10,744
Stock issued under various incentive plans, net of forfeitures	—	749	21,733	—	(851)	—	840	22,471
Purchase of treasury stock	—	—	—	—	—	—	(150,728)	(150,728)

Balance at September 30, 2005	$145,310	$46,650	$1,229,181	$25,629	$(2,089)	$567,585	$(314,367)	$1,697,899

Book Value on a Non-GAAP Basis to GAAP Basis
($ in thousands, except per share data)
As of September 30, 2005

Common Stockholders’ Equity:

End of period (including AOCI)	$1,552,589

End of period (excluding AOCI)	$1,526,960

Common shares outstanding, end of period	38,651

Book Value per Common Share:

Including AOCI	$40.17

Excluding AOCI	$39.51